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                                                                     EXHIBIT 11


                              THRUSTMASTER, INC.

                STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
               (IN THOUSANDS, EXCEPT NET INCOME PER SHARE DATA)
                                  (UNAUDITED)



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
                                                     YEARS ENDED DECEMBER 31,
                                              --------------------------------------   NINE MONTHS ENDED
                                                1994           1995           1996     SEPTEMBER 30, 1997
                                              --------       --------       --------   ------------------
Net income ..............................     $  1,138       $  1,361       $  2,259       $  1,454

Weighted average shares outstanding......        2,957          4,293          4,647          4,807
Net income per share.....................     $   0.38       $   0.32       $   0.49       $   0.30

Common stock equivalent arising from
   stock options and warrants............          713            646            465            553
Weighted average shares outstanding
   (fully diluted).......................        3,670          4,939          5,112          5,360
Net income per share (fully diluted).....     $   0.31       $   0.28       $   0.44       $   0.27
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